EXHIBIT 99
                                Selected Information
                            Relating to the Receivables

                          Ford Credit 1994-B Grantor Trust


Total amount of 1994 distributions to
Class A Certificateholders allocable to principal.....$ 30,217,621.29

Total amount of 1994 distributions to
Class A Certificateholders allocable to interest .....$  6,683,317.62

Total amount of Class A servicing fees
paid in 1994 to Servicer..............................$    915,522.96